Exhibit 4.5

Form of warrant to purchase shares of Common Stock issued by the Registrant to HF Holding—ABI, MS Seed Capital Partners, LP and Wren Holdings LLC

Holder	Number of shares
HF Holding—ABI	18,092
MS Seed Capital Partners, LP	98,350
Wren Holdings LLC	175,314

MERRIMACK PHARMACEUTICALS, INC.

THIS WARRANT AND ANY SECURITIES ACQUIRED UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. THIS WARRANT AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THIS WARRANT.

SECOND AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

                    SHARES

DECEMBER 30, 2009

(originally issued on December 12, 2003 and

last amended and restated on December 26, 2006)

Merrimack Pharmaceuticals, Inc., a Massachusetts corporation (f/k/a Atlantic BioPharmaceuticals, Inc.), hereby certifies that, for value received,                 (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, up to                        shares of the Company’s Common Stock (the “Warrant Shares”), at a purchase price per share (the “Purchase Price”) of $2.47 per share.  The number and character of the Warrant Shares and the Purchase Price are subject to adjustment as provided herein.

This Second Amended and Restated Common Stock Purchase Warrant (the “Warrant”) amends and restates that certain Common Stock Purchase Warrant issued by the Company to the Holder on December 26, 2006 (the “First Amended and Restated Warrant”), which amended and restated that certain Common Stock Purchase Warrant issued by the Company to the Holder on December 12, 2003, as subsequently amended on March 3, 2006 (the “Original Warrant”).  The Original Warrant was issued pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement dated as of December 10, 2003 (the “Stock Purchase Agreement”), a copy of which is on file at the principal office of the Company.  The Original Warrant and the First Amended and Restated Warrant, and any amendments thereto, shall have no further force or effect.  The terms of this Warrant shall be subject to all the terms and conditions set forth in the Stock Purchase Agreement to which the Original Warrant was subject.  Furthermore, the Common Stock issuable upon exercise of the Warrant Shares shall be subject to the provisions of the Restated Articles of Organization of the Company, as from time to time amended and/or restated (the “Articles of Organization”), to which Holder hereby assents.

1.                                      Definitions.

As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term “Company” shall mean Merrimack Pharmaceuticals, Inc., a Massachusetts corporation (f/k/a Atlantic BioPharmaceuticals, Inc.), and any corporation that shall succeed to or assume the obligations of Merrimack Pharmaceuticals, Inc. hereunder.

(b)           The term “Common Stock” shall mean the Company’s common stock, without par value.

(c)           The term “Market Price” shall mean, on any date specified herein, the amount per share of the Common Stock, equal to (i) the last reported sale price of such Common Stock, regular way, on such date or, in case no such sale takes place on such date, the average of the losing bid and asked prices thereof, regular way, on such date, in either case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted for trading, or (ii) if such Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by FINRA, the last reported trading price of the Common Stock on such date, or (iii) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the principal automated quotation system on which such Common Stock is quoted, or (iv) if such Common Stock is not then listed or admitted for trading on any national exchange or quoted in the over-the-counter market, the fair value thereof (as of a date which is within 20 days of the date as of which the determination is to be made) determined in good faith by the Board of Directors of the Company.

(d)           The term “Other Securities” shall mean any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which Holder at any time shall be entitled to receive, or shall have received, upon exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock.

(e)           The term “Person” shall mean an individual, firm, partnership, association, unincorporated organization, trust, corporation, or any other entity.

2.                                      Exercise of Warrant.

2.1           Exercise Procedure.  This Warrant may be exercised by the Holder hereof, in whole or in part, at any time or from time to time prior to the Expiration Date, by surrendering to the Company at its principal office this Warrant, with the form of Election to Purchase Shares attached hereto as Exhibit A duly executed by the Holder and accompanied by payment of the Purchase Price for the number of shares of Common Stock specified in such form.

2.2           Payment of Purchase Price.  Payment of the Purchase Price may be made as follows (or by any combination of the following):  (i) in United States currency by cash or delivery of a certified check or bank draft payable to the order of the Company or by wire transfer to the Company, (ii) by cancellation of such number of the shares of Common Stock otherwise issuable to the Holder upon such exercise as shall be specified in such Election to Purchase Shares, such that the excess of the aggregate current Market Price of such specified number of shares on the date of exercise over the portion of the Purchase Price attributable to such shares shall equal the Purchase Price attributable to the shares of Common Stock to be issued upon such exercise, in which case such amount shall be deemed to have been paid to the Company and the number of shares issuable upon such exercise shall be reduced by such specified number, or (iii) by surrender to the Company for cancellation of certificates representing shares of Common Stock of the Company owned by the Holder (properly endorsed for transfer in blank) having a current Market Price on the date of Warrant exercise equal to the Purchase Price.

2.3           Effective Date of Exercise.  Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant shall have been surrendered to, and the Purchase Price shall have been received by, the Company as provided in Section 2.1, and at such time the person of persons in whose name or names any certificate of certificates for shares of Common Stock shall be issuable upon such exercise as provided in Section 3 shall be deemed to have become the holder or holders of record thereof for all purposes.

2.4           Fractional Shares.  In no event shall any fractional share of Common Stock be issued upon any exercise of this Warrant.  If, upon exercise of this Warrant, Holder would, except as provided in this Section 2.4, be entitled to receive a fractional share of Common Stock, then the Company shall issue the next higher round number of full shares of Common Stock, issuing a full share with respect to such fractional share.

3.                                      Delivery of Stock Certificates.

As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 3 business days thereafter, the Company at its expense (including the payment by it of any applicable taxes) will cause to be issued in the name of and delivered to Holder (or its designee), a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock (or Other Securities) to which Holder shall be entitled on such exercise, together with any other stock or other securities and property (including cash, where applicable) to which Holder is entitled upon such exercise pursuant to Section 2 or otherwise.  As used in this Warrant the term “business day” shall mean any day other than a Saturday or a Sunday on which commercial banking industries in the Commonwealth of Massachusetts are authorized to be closed.

4.                                      Consolidation, Merger, etc.

4.1           Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc.  In case the Company after the date hereof (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or other securities of any other

Person or cash or any other property, or (c) shall transfer all or substantially all of its properties or assets to any other Person, or (d) shall effect a capital reorganization or reclassification of the Common Stock, then, and in the case of each such transaction, proper provision shall be made so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Purchase Price in effect at the time of such consummation for all Common Stock issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such Holder would actually have been entitled as a shareholder upon such consummation if such Holder had exercised this Warrant immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible to the adjustments provided for in Section 5, provided that if a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of Common Stock, and if the Holder so designates in a notice given to the Company on or before the date immediately preceding the date of the consummation of such transaction, the Holder of such Warrants shall be entitled to receive the highest amount of securities, cash or other property to which it would actually have been entitled as a shareholder if the Holder of such Warrants had exercised such Warrants prior to the expiration of such purchase, tender or exchange offer and accepted such offer, subject to adjustments (from and after the consummation of such purchase, tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in Sections 3 and 4.

4.2           Assumption of Obligations.  Notwithstanding anything contained in the Warrants or in the Stock Purchase Agreement to the contrary, the Company shall not effect any of the transactions described in clauses (a) through (d) of Section 4.1 unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the exercise of this Warrant as provided herein shall assume any obligations of the Company under this Warrant (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to and shall not release the Company from, any continuing obligations under this Warrant), and (b) the obligation to deliver to the Holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 4, the Holder may be entitled to receive.

4.3           No Dilution or Impairment.  The Company shall not, by amendment of its Articles of Organization or through any consolidation, merger, reorganization, transfer of the assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment.  Without limiting the generality of the foregoing, the Company (a) shall not permit the par value of any shares of stock receivable upon the exercise of this Warrant to exceed the amount payable therefor upon such exercise, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock, and (c) shall not take any action which results in any adjustment of the Purchase Price if the total number of shares of Common Stock issuable after the action upon the exercise of all of the Warrants would exceed the total number of shares of

Common Stock then authorized by the Company’s Articles of Organization and available for the purpose of issue upon such exercise.

5.                                      Adjustments of Purchase Price and Number of Warrant Shares.

5.1           Adjustments For Stock Dividends and Stock Splits.  In the event that the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock or (ii) subdivide or combine its outstanding shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect.

5.2           Adjustment of Number of Shares Issuable Pursuant to Warrant.  Upon each adjustment of the Purchase Price in accordance with the provisions of this Section 5, the number of Warrant Shares issuable upon exercise of the Warrant shall also be adjusted by multiplying the number of shares of Warrant Shares that would otherwise be issuable (but for the provisions of this Section 5) by a fraction of which (x) the numerator is the Purchase Price in effect immediately prior to the relevant adjustment and (y) the denominator is the Purchase Price as adjusted hereby.

5.3           Notice of Adjustment.  Upon any adjustment of the number of Warrant Shares issuable upon exercise of this Warrant or any adjustment of the Purchase Price, then and in such case the Company shall give notice thereof to the Holder, in accordance with Section 10.4 hereof, which notice shall state the number of Warrant Shares issuable upon exercise of this Warrant and the Purchase Price of such Warrant Shares resulting from such adjustment, setting forth in reasonable detail the method upon which such adjustment is based.

6.                                      Investment Representations.

6.1           Accredited Investor.  Holder is an “accredited investor” as such term is defined under Regulation D of the Securities Act of 1933, as amended (the “Act”).

6.2           Investment Purpose.  This Warrant and the right to purchase shares of Common Stock upon the exercise thereof, are being acquired for investment purposes only and not with a view towards, or for sale in connection with, the distribution thereof, and Holder has no present intention of distributing or selling the same except pursuant to an applicable registration or exemption under the Act.

7.                                      No Voting Rights.

This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

8.                                      Registration Rights.

Pursuant to that certain Third Amended and Restated Investor Rights Agreement, dated as of November 5, 2007, between Holder, the Company and the Investors listed therein, as from time to time amended and/or restated, Holder is entitled to certain registration rights with respect to the Warrant Shares.

9.                                      Termination of Warrant.

Holder’s right to exercise this Warrant shall expire as of 5:00 p.m., Eastern Time, on December 17, 2011 (the “Expiration Date”).

10.                               Miscellaneous.

10.1         Transfer of Warrant.  Subject to Holder’s compliance with applicable Federal and state securities laws, this Warrant may be transferred by Holder in whole or in part.  Upon surrender of this Warrant for transfer, properly endorsed, to the Company, the Company at its expense will issue and deliver a new Warrant or Warrants of the same denomination and terms, in the name of Holder’s transferee(s).

10.2         Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction of any Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor; provided, however, if any Warrant is lost, stolen or destroyed, the affidavit of an officer of Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnity bond or other security shall be required as a condition to the execution and delivery by the Company of a new Warrant in replacement of such lost, stolen or destroyed Warrant.

10.3         Remedies.  The Company stipulates that the remedies at law of Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

10.4         Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (with a copy by mail) or sent by certified, registered or express mail (including Federal Express or other established overnight delivery service), postage prepaid, as follows:

to the Company:	Merrimack Pharmaceuticals, Inc.
One Kendall Square, Suite B7201
Cambridge, MA 02139
Attention: Robert J. Mulroy, President
Fax: (617) 441-1000

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: David E. Redlick, Esq.
Fax: (617) 526-5000

to Holder:

Attention:
Fax:

with a copy to:

Attention:
Fax:

The parties may from time to time amend the above addresses and names by written notice given the other party.

10.5         Significance of Captions.  The captions of the Articles, Sections and subsections of this Warrant are for convenience of reference only and shall not affect the meaning or interpretation of any of the provisions hereof.

10.6         Benefit and Binding Effect.  This Warrant shall inure to the benefit of the respective personal representatives, successors and assigns of the parties hereto.

10.7         Governing Law.  This Warrant shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

10.8         Reservation of Stock.  The Company shall at all times reserve and keep available, solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock from time to time issuable upon exercise of all Warrants at the time outstanding.  All shares of Common Stock issuable upon exercise of any Warrants shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable.  All Warrant Certificates surrendered upon the exercise of the rights thereby evidenced shall be canceled, and such canceled Warrants shall constitute sufficient evidence of the number of shares of stock which have been issued upon the exercise of such Warrants.  Subsequent to the Expiration Date, no shares of stock need to be reserved in respect of any unexercised Warrant.

10.9         Certain Tax Matters.  Each of the Company and the Holder reserve its rights to assert, at the time of the exercise of this Warrant or at other times, its position in its respective income tax filings and reporting as to the appropriate characterization of this Warrant for tax purposes, and the execution and delivery of this Warrant shall not be interpreted or construed as support for or against either party’s characterization of this Warrant.

10.10       Entire Agreement.  This Warrant, together with the Stock Purchase Agreement, represents the entire agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings.

IN WITNESS WHEREOF, the parties have executed this Warrant under seal as of the day and year first written above.

MERRIMACK PHARMACEUTICALS, INC.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

EXHIBIT A

Election to Purchase Shares

To:  Merrimack Pharmaceuticals, Inc.

Date:

The undersigned hereby subscribes for                          shares of Common Stock of Merrimack Pharmaceuticals, Inc. (the “Company”), as such term is defined in the attached Warrant, evidenced by the attached Warrant and herewith:

(i)                                   makes payment of the Purchase Price, as defined in the attached Warrant, in the amount of $                                 by means of:

(a)           cash or delivery of a certified bank check or bank draft payable to the Company in the amount of $                         ; and/or

(b)           wire transfer of funds to the Company in the amount of $                           .

or

(ii)                                elects to make a cashless exercise pursuant to Section 2.2(ii) and/or 2.2(iii) of the attached Warrant, in which case                      shares of Common Stock shall be deemed payment of the Purchase Price, and/or to the extent a cashless exercise is pursuant to Section 2.2(iii), certificates representing                          shares of Common Stock have been surrendered herewith.

The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

Signature

Name for Registration

Mailing Address